Exhibit 10.19

AEROGEN, INC.

SUMMARY OF TERMS OF

MANAGEMENT INCENTIVE PLAN

I.

Purpose — Retain and motivate key employees of Aerogen in order to maximize Aerogen’s ability to sustain and enhance shareholder value, either through strategic transactions, restructuring of Aerogen’s business, or the generation of considerable sources of capital.

II.	Eligible Participants — Executive officers and others as may be designated by the Board of Directors.

III.

Incentive Payment — Each participant in the Management Incentive Plan shall be eligible for an incentive bonus of between approximately twenty and forty percent of such participant’s current base annual salary to be paid upon the earliest of: (i) the closing of a strategic transaction of a type approved by the Board of Directors; (ii) a liquidation of the Company; or (iii) March 31, 2006. In addition, the Board of Directors may implement the payment of bonuses under the Incentive Plan within its sole discretion at any time.